Exhibit 10.8

REFINING AGREEMENT NO: RG13/12/1433	DATE: December 16, 2013

JOHNSON MATTHEY GOLD & SILVER REFINING INC.

Principal place of business:

4601 West 2100 South

Salt Lake City, Utah

USA 84120

(“the Refiner”)

agrees to receive from:

McEWEN MINING INC.

181 Bay Street

Suite 4750

Toronto, ON  M5J 2T3

Canada

(“the Customer”)

and to refine the material from the Customer’s El Gallo mine in Sinaloa, Mexico referred to in Clause 1 (“the Material”) at the Refiner’s refinery at Salt Lake City, Utah, USA (“the Refinery”) and the Customer agrees to deliver the Material to the Refiner for refining on the terms and conditions of this agreement (“this Agreement”). The Refiner and the Customer are referred to in this Agreement as a “Party” or together as the “Parties”.

1.              Material and Quality

1.1.         “Material” means gold/silver Doré in the form of bars, having the following approximate assays:

Gold                      - approximately 50%; in the range of 45-55%

Silver                  - approximately 50%; in the range of 45-55%

1.2.         Each bar shall:

(a)                                 weigh no more than 25 kgs; and

(b)                                 be suitable for direct melting and sampling.

1.3.         Customer represents, warrants, and covenants with the Refiner that the Customer shall have the legal right to deliver the Material to the Refiner as provided in this Agreement and to receive delivery of the Recoverable Metals (as defined below) from the Refiner as provided in this Agreement.

1.4.         Refiner represents, warrants, and covenants with the Customer that Refiner shall perform the services required to be performed by Refiner pursuant to this Agreement (the “Services”) with reasonable skill and care in accordance with the generally accepted industry standards for refiners providing similar services.

2.              Quantity

2.1.         The Customer shall deliver to the Refiner for refining all the production of Material from the Customer’s El Gallo Mine (the “Mine”), estimated to be approximately 1,800 ounces of Material, available as one shipment every two weeks throughout the term of this Agreement.

2.2.         Each shipment of Material by the Customer to the Refiner under this Agreement (“Shipment”) will consist of no less than 1,000 ounces of Material.

3.              Delivery

The Customer shall deliver the Material to the Refinery, free of all charges on the Refiner with full all risks insurance covered by the Customer on a door to door basis.  The Material will be securely packaged and sealed, with the unique number of each seal detailed on the bar list that accompanies each shipment. Each bar shall be marked to correspond with the bar list.

Each Shipment will have full and complete documentation to permit correct importation into the United States, including but not limited to a Commercial Invoice and a detailed bar list. The Commercial Invoice shall include the following information with respect to the Shipment: (a) the number of Doré bars, (b) the weight of each Doré bar and of the total Shipment, and (c) the provisional assay for each Doré bar and the total gold and silver content of the Shipment.

4.              Risk of Loss

4.1.         Risk of loss and damage to the Material shall pass from the Customer to the Refiner upon signature for the Material by the Refiner at the Refinery.

4.2.         In the event of the loss of a Shipment prior to sampling by the Refiner, the value of such loss shall be based on the weight and assays provided by the Customer to the Refiner in the Commercial Invoice or bar list included with the Shipment; provided, however, that if the loss occurs after the Refiner has weighed the Material upon arrival in accordance with Appendix 1, Refiner’s weight shall be used.

4.3.         In the event of the loss of a Shipment after sampling by the Refiner, the value of such loss shall be based on the average of the assays conducted by each of the Customer and the Refiner.

4.4.         The value of each Shipment for insurance purposes shall be as set out in the Commercial Invoice or bar list.

5.              Weighing, Sampling and Assaying

Weighing, sampling and assaying will be carried out in accordance with the procedures set out in Appendix 1 to this Agreement.

6.              Recoverable Metals

The Refiner shall recover and credit the Customer with the following percentages of the final agreed assayed gold and silver contents of refined Material from each Shipment (“the Recoverable Metals”)

Gold	99.75% of assayed content
Silver	99.00% of assayed content

7.              Metal Availability

Delivery of the Recoverable gold and silver from each Shipment will be made as directed by the Customer pursuant to Clause 8 no more than fifteen (15) working days after receipt of the Material by the Refiner at the Refinery if requested in Salt Lake City, and no more than fifteen (15) working days after receipt of the Material by the Refiner at the Refinery if requested in London, subject in each case to the assay results being within the splitting limits set forth in Appendix 1 to this Agreement (“the Metal Availability Date”).  If the assay results are submitted to umpire as set forth in Appendix 1 to this Agreement, an initial settlement shall be made on the dates specified in this Clause 7 based on the lower of the two assays, and shall be adjusted based on the umpire’s results within one (1) working day after receipt of the umpire’s assay results.

For the purposes of calculating Metal Availability Dates, the five Business Days immediately prior to the Refiner’s annual inventory listing date shall be excluded. The Refiner undertakes to provide the Customer with written notice of its annual inventory listing date. The Customer may reorganise the timing of their deliveries to minimise the impact of this period, provided it gives the Refiner two weeks’ notice of its intent to do so.

8.              Settlement as Metal Account Credit

8.1                                                       Customer shall instruct the Refiner, in writing prior to receipt of the Shipment concerned, to deliver the Recoverable Metals on or after the Metal Availability Date in accordance with the following options:

8.1.1                                             Customer may instruct the Refiner to credit the Recoverable Metals to the Customer’s unallocated metal account with the Refiner and to await further instructions from the Customer, or

8.1.2                                             Customer may instruct the Refiner to transfer the Recoverable Metals to the unallocated loco Salt Lake City account of a third party with an account in good standing, or

8.1.3                                             Customer may instruct the Refiner to transfer the Recoverable Metals to the unallocated loco London account of the Customer with a member of the London Bullion Market Association, or

8.1.4                                             Customer may instruct the Refiner to transfer the Recoverable Metals to the unallocated loco London account of a nominated third party held with a member of the London Bullion Market Association.

8.2                                                   In the case of Clauses 8.1.2, 8.1.3 and 8.1.4 above, Customer will have the right, prior to receipt of the Shipment concerned, to give irrevocable instructions, in writing, to the Refiner that the Recoverable Metals are to be so transferred and to request the Refiner to confirm, in writing to the nominated recipient that it is in receipt of such instructions from the Customer and will act irrevocably in accordance with them.  For the avoidance of doubt, any such instructions remain subject to the terms of this Agreement, including Section 9.4 hereof.

8.3                                                   Customer will provide fourteen (14) days written notice, prior to receipt of the Shipment concerned, to the Refiner to switch locations for the metal credits. In addition, any changes to the settlement option being used must be notified to the Refiner prior to receipt of the Shipment concerned.

8.4                                                   In the event Customer elects to sell the payable gold and/or silver contents of the Material to the Refiner, it may price these with the Refiner on or after the Metal Availability Date referred to in Clause 7, using a price basis agreed with the Refiner.

8.5                                                   Customer may set off or withhold payment of money due to Refiner until all amounts of money or Recoverable Metals due from Refiner to Customer have been paid or delivered. Interest shall accrue on late payments or deliveries at 3% per annum above the Fed Funds daily rate from time to time from the date of the payment or delivery was due to the date of payment or delivery (before and after judgment).  Refiner acknowledges that its business dealings with the Customer constitute a single continuous transaction, notwithstanding the issuance of separate purchase orders, acknowledgments, or similar documents from time to time.

9.              Charges

The Customer shall pay the Refiner’s charges as follows:

9.1.         Treatment:

US$0.75 per troy ounce of Material received.

9.2.         All charges due to the Refiner in accordance with this Clause 9 shall be invoiced in United States dollars by the Refiner at the time of delivery of the Recoverable Metals as provided in Clause 7, and shall be payable by the Customer within fifteen (15) working days of receipt of the Refiner’s invoice therefore in accordance with the Refiner’s payment instructions.

9.3.         The Refiner may setoff or withhold delivery or payment of metal or money due to Customer until all amounts due from Customer to Refiner have been paid. Interest shall accrue on late payments at 3% per annum above the Fed Funds daily rate from time to time from the date of invoice to the date of payment (before and after judgment).  Customer acknowledges that its business dealings with Refiner constitute a single continuous transaction, notwithstanding the issuance of separate purchase orders, acknowledgments, or similar documents from time to time.

10.       Deleterious Elements

10.1.                                             The Customer shall notify the Refiner in advance of delivery if any Material proposed to be sent to the Refiner contains any of the deleterious elements referred to in this clause. The Customer shall regularly sample the Doré on site and send such sample to the Refiner on occasion to check the levels of deleterious elements in the sampled lot. The Refiner and Customer shall communicate to ensure that each lot has acceptable levels of deleterious elements before leaving the Mine.

10.2.                                             Unless prior written agreement is given the Refiner may reject any Material containing in excess of the maximum limits of deleterious elements set out herein (defined, for each element, as the level just below the level that is “to be agreed prior to shipment”). The Refiner shall have no liability for such rejection.  The Customer shall, at its expense, remove any rejected Material from the Refinery.

10.3.                                             The Refiner may make additional charges as set out in Clause 10.4 if the free limit in respect of any element referred to below is exceeded.  The Refiner will notify the Customer of such additional charges when the nature and proportion of any such element is determined. Charges will only be levied on melts that have exceeded these limits.

10.4.                                             The elements, ranges, and related penalty amounts are:

Element	Range (PPM)	Penalty (US$ per ounce net weight received)

Bismuth	0 - less than 50	Free
	50 — less than 200	0.04
	200 — less than 1,000	0.06
	1000 —less than 2,000	0.09
	2,000 and above	to be agreed prior to shipment

Mercury	0 — less than 200	Free
	200 — less than 500	0.10
	500 — less than 750	0.20
	750 and above	to be agreed prior to shipment

Tellurium	0 — less than 1,000	Free
	1,000 — less than 5,000	0.06
	5,000 and above	to be agreed prior to shipment

Cadmium	0 — less than 500	Free
	500 — less than 1,000	0.06
	1,000 — less than 2,500	0.10
	2,500 and above	to be agreed prior to shipment

Tin	0 — less than 5,000	Free
	5,000 — less than 10,000	0.06
	10,000 and above	to be agreed prior to shipment

Arsenic	0 — less than 500	Free
	500 — less than 1,000	0.06
	1,000 — less than 2,500	0.10
	2,500 and above	to be agreed prior to shipment

Lead	0 — less than 5,000	Free
	5,000 — less than 10,000	0.06
	10,000 — less than 20,000	0.08
	20,000 and above	to be agreed prior to shipment

Selenium	0 — less than 10,000	Free
	10,000 — less than 20,000	0.03
	20,000 — less than 30,000	0.06
	30,000 and above	to be agreed prior to shipment

Sulphur	0 — less than 10,000	Free
	10,000 — less than 30,000	0.03
	30,000 — less than 50,000	0.06

	50,000 and above	to be agreed prior to shipment

Nickel	0 — less than 10,000	Free
	10,000 — less than 20,000	0.03
	20,000 and above	to be agreed prior to shipment

Zinc	0 — less than 50,000	Free
	50,000 — less than 75,000	0.03
	75,000 and above	to be agreed prior to shipment

Iron	0 — less than 10,000	Free
	10,000 — less than 20,000	0.03
	20,000 and above	to be agreed prior to shipment

Copper	0 — less than 50,000	Free
	50,000 — less than 75,000	0.03
	75,000 — less than 100,000	0.04
	100,000 and above	to be agreed prior to shipment

On no account can the Refiner accept Material that is radioactive or which contains Beryllium or is a hazardous waste, which, for purposes of this Section 10.4, shall be deemed to be contaminated with an unacceptable level of deleterious elements.  Material that shows any signs of having been quenched in water to aid cooling may be subject to additional charges and/or rejection for safety reasons.  The above restrictions are subject to adjustment at Refiner’s reasonable discretion and Refiner may reject, return and/or quarantine Material with properties that it deems constitute an exceptional safety or environmental risk.

11.       Indemnities

11.1.                                             Customer shall indemnify and hold harmless Refiner against all actions, proceedings, losses, claims, costs, damages and/or expenses whatsoever (a “Loss”) in respect of:

(a)                                 loss of life, personal injury or damage to property resulting from the Material containing in excess of the maximum limits of deleterious elements set forth in Section 10.4 of this Agreement or from any false or misleading information given or supplied by Customer in connection with the Services, except to the extent the Loss arises as a direct result of negligence by Refiner or those in Refiner’s employ.  For the avoidance of doubt, prior to Refiner’s receipt of the results of its assay for the Material, it shall not be negligent for Refiner, and Refiner shall be entitled, to rely upon Customer’s notice (or lack thereof) of the types and amounts of deleterious elements present in the Shipment;

(b)                                 failure by the Customer to comply with any applicable law or regulation in relation to Material shipped to Refiner by Customer, except to the extent that such Loss arises directly from any action or failure to act of the Refiner or those in Refiner’s employ.  For the avoidance of doubt, prior to Refiner’s receipt of the results of its assay for the Material, Refiner shall be entitled to rely upon Customer’s notice (or lack thereof) of the types and amounts of deleterious elements present in the Shipment; and

(c)                                  Customer’s warranty of ownership of the Material being untrue in any respect.

11.2.                                             Refiner shall indemnify and hold harmless Customer against all Loss in respect of:

(a)                                 loss of life, personal injury or damage to property resulting from the performance of the Services, except to the extent the Loss arises as a direct result of negligence by the Customer, those in Customer’s employ, or those contracted by Customer (other than Refiner); and

(b)                                 failure by the Refiner to comply with any applicable law or regulation in the performance of the Services, except to the extent that such Loss arises directly from any action or failure to act of the Customer, those in Customer’s employ, or those contracted by Customer (other than Refiner).

12.       Limitations of Liability

12.1.                                             Refiner’s sole obligation in respect of a claim arising from the fact that the Recoverable Metals content of any Material has been lost, damaged, destroyed or depleted while the Refiner is at risk for the Material including, without limitation, where such loss, damage, destruction or depletion arises as a result of negligence by the Refiner or theft (a “Lost Metal Claim”) shall be either (at Refiner’s option) (a) to replace the quantity of Recoverable Metal lost; or (b) to pay to the Customer monetary compensation in an amount equal to the value of such Recoverable Metals determined using the market prices on the date of the loss for such Recoverable Metals. Refiner shall deliver the replacement Recoverable Metals or pay the monetary compensation no later than two (2) working days after the Metal Availability Date otherwise applicable to the lost Material.

12.2.                                             Neither Refiner nor Customer shall in any circumstances (whether in contract, tort (including negligence) or otherwise) be liable to the other for (a) loss of profit (whether direct or indirect) or for any indirect, special, contingent or consequential damages or losses (whether for loss of business, loss of contracts, depletion of goodwill, losses arising from market fluctuations or otherwise) arising out of, or in connection with, this Agreement or the provision of (or failure or delay in providing) the Services; or (b) damage to property or persons resulting from the provision of (or failure or delay in providing) the Services.

13.       Entire Agreement

13.1.                                             This Agreement sets out the entire agreement between the Parties, supersedes all prior agreements and understandings and shall not be altered or modified except in writing signed by the Parties.

14.       Term

14.1.                                             This Agreement shall be deemed effective on 1st January, 2014 (the “Effective Date”) and, subject to Clause 14.2, shall remain in effect in respect of all Material delivered to the Refiner until 31st December 2015.

14.2.                                             In the event of a breach that cannot be resolved by good faith negotiation, this Agreement may be terminated at any time by either Party, upon giving not less than 90 days prior notice in writing to the other. The Parties agree that the remedy of termination provided herein is not exclusive of any other remedy in this Agreement and each remedy shall be cumulative and shall be in addition to every other remedy in this Agreement.

14.3.                                             The Customer shall not be in breach of this Agreement if there is any failure of its performance to produce Material due to low gold and/or silver prices and/or diminished reserves or ore grades or reduced or ceasing of production for whatsoever reason.

14.4.                                             Either Party shall have the right to terminate this Agreement by giving the other Party not less than five (5) working days written notice in the event that:

(a)                                 a Party fails to perform its obligations under this Agreement and such failure to perform continues for a period of thirty (30) days following notice of such failure;

(b)                                 a Party ceases or threatens to cease to carry on business in the ordinary course;

(c)                                  a Party admits its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency; or

(d)                                 a Party initiates or has initiated against it insolvency proceedings.

15.       Assignment

Neither Party hereto shall have the right to assign their interests in this Agreement or their rights, duties and obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably conditioned or withheld.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

16.       Definition - Working Day

For the purposes of this Agreement, “working day” means any day, which is not a Saturday, Sunday or a public holiday in the United States of America.

17.       Notices

17.1.                                             Any notice or other communication under this Agreement shall be in writing and shall be addressed as follows:

If to the Customer, to:

McEwen Mining Inc.

181 Bay Street, Suite 4750

Toronto, ON  M5J 2T3

Attn :                                                                 CFO

Telephone :                                +1 647 258 0395

Facsimile :                                      +1 647 258 0408

If to the Refiner, to:

Johnson Matthey Gold & Silver Refining Inc.

4601 West 2100 South

Salt Lake City, Utah, 84120, USA

Attn:                                                                    General Manager

Facsimile:                                         + 1 801 973 7313

Copy to:

Johnson Matthey Inc

435 Devon Park Drive

Wayne, Pennsylvania 19087, USA

Attn:                                                                    Vice President, General Counsel & Secretary

Facsimile:                                         +1 610 971 3022

17.2.                                             All notices shall be given (a) by personal delivery, or (b) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (c) by registered or certified mail return receipt requested.

17.3.                                             All notices shall be effective and shall be deemed given (a) if given by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (b) if given by electronic communication on the next business day following receipt of the electronic communication, and (c) if given solely by mail on the next business day after actual receipt.  A Party may change its address by notice given pursuant to this Clause 17 to the other Party.

18.       Arbitration

18.1.                                             If any dispute, controversy or claim arises out of or in connection with this Agreement, the Parties shall use their best efforts to settle it by friendly negotiation before pursuing any other remedies available to them.

18.2.                                             If either Party fails or refuses to participate in such negotiations or if, in any event, the dispute, controversy or claim is not resolved to the satisfaction of both Parties within 21 days after it has arisen, any such dispute, controversy or claim shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce, by a single arbitrator appointed in accordance with such rules.

18.3.                                             The substantive law of the Agreement for the purposes of any arbitration shall be the law of the State of New York, United States of America without giving effect to its principles of conflict of laws.

18.4.                                             The arbitrator shall be empowered to make orders for interim relief on the application of either Party, which shall in all cases be final and binding on the Parties. The place of the arbitration shall be Salt Lake City. The language of the arbitrator shall be English.

19.       Amendment

This Agreement may not be amended or modified except by instrument in writing executed on behalf of each of the Parties hereto.

20.       Counterparts

This Agreement may be executed in counterparts with the same force and effect as if the Parties had executed one instrument, and each counterpart will constitute an original thereof.  This Agreement and counterparts thereof may be delivered by facsimile and when so delivered will be deemed to be an original.

21.       Confidentiality

Unless such disclosure is required by law or the applicable rules of a stock exchange, neither Party hereto will disclose the refining charges or settlement terms of this Agreement, nor any information that would reveal such terms, nor any processing arrangements under this Agreement, nor any other information, data and knowledge  that is specific to this Agreement.

22.       Governing Law

The substantive law of this Agreement shall be the laws of the State of New York, United States of America, without regard to its principles of conflict of laws.  The

Parties hereby exclude the application of the United Nations Convention in Agreements for the International Sale of Goods.

23.       Independent Contractor

Nothing in this Agreement shall be construed to create a partnership, joint venture, or other business relationship between the Parties. The Refiner is an independent contractor and will be solely responsible for the performance of its obligations under this Agreement.

24.       Compliance with Law

In the performance of their respective obligations under this Agreement, each of the Refiner and the Customer shall comply with all applicable federal, state, provincial, municipal, and local laws, regulations, ordinances, orders, rules, decrees, and amendments thereto, including, but not limited to all such laws, regulations, ordinances, orders, rules, decrees, and amendments thereto aimed at reclamation or restoration of property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and dangerous substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, dangerous or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other such laws, regulations, ordinances, orders, rules, decrees, and amendments thereto relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic, dangerous or hazardous substances or wastes.

25.       Force Majeure

Force Majeure means any event beyond Refiner’s or Customer’s reasonable control which is unforeseen or, if foreseen, unavoidable, arising after this Agreement comes into force which prevents, hinders or delays the total or partial performance of the Agreement including without limitation Acts of God, natural catastrophes, strikes, lockouts, fire, flood, war (declared or not), inability to obtain utilities, chemicals or raw materials. Neither Party shall be liable for non-fulfillment of its obligations to the extent such non-fulfillment is due to a Force Majeure event provided the affected Party notifies the other in writing as soon as reasonably practicable after becoming aware of the same and, in any event, within 10 days. If either Party declares a Force Majeure event, the Parties shall negotiate in good faith to extend or modify the performance of the obligations of the Party affected by the event of Force Majeure as appropriate. The affected Party must notify the other Party in writing of the cessation of the Force Majeure event as soon as reasonably practicable after becoming aware of the same and, in any event, within 10 days. If a Force Majeure event lasts for 30 days or more from the date of the first notice, the unaffected Party may, if no other agreement is reached and without prejudice to any rights or obligations already accrued to either Party, terminate the Agreement immediately by written notice to the other Party.  If a Force Majeure event affects the Refinery, the Refiner shall not be obligated to allocate its provision of Services to Customer on a pro rata basis; provided, however, that to the extent that the Refiner is unable or determines not to refine the Customer’s Material, the Customer shall be entitled to deliver the Material to other refiners or refineries for refining without liability to the Refiner.

26.       General

26.1.                                            Headings are for convenience of reference and do not affect the interpretation of this Agreement.

26.2.                                             If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

26.3.                                             The waiver by either Party of any breach of a provision of this Agreement shall not prevent the subsequent enforcement of that provision or be deemed a waiver of any subsequent breach of that or another provision.

26.4.                                             There are no third party beneficiaries of this Agreement.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date, regardless of the date signed.

For:	Johnson Matthey Gold & Silver Refining Inc.
Precious Metal Products Division

	/s/ Grant Angwin	January 6, 2014
Date:

Commercial Director
Title:

For:	McEwen Mining Inc

	/s/ Perry Ing	December 18, 2013
Date:

Chief Financial Officer
Title:

	/s/ Nils Engelstad	December 18, 2013
Witnessed by:		Date:

VP General Counsel & Secretary
Title:

Appendix 1

WEIGHING AND SAMPLING PROCEDURE FOR

 GOLD AND SILVER DORÉ

1,                                                                                      General

Weighing and sampling will be carried out at Johnson Matthey Inc., Salt Lake City, USA works.  The sampling will be final for all contractual purposes.

The Customer has the right to be represented at these operations at its own expense, either by use of an agreed independent representative company or an employee of the Customer.

2.                                                                                      Weighing

2.1                               On arrival of the Material, visual inspection of the seals will take place and the gross weight of the Material and packing will be determined and compared with the advised gross weight.  Any difference in excess of 1% (one percent) of the gross weight as stated in the Commercial Invoice between the gross weight as stated in the Commercial Invoice and the gross weight determined by the Refiner, or the detection of damaged packaging, will be reported to the Customer or its representative immediately.

In the case of a representative not being present, the Material will be placed in a secure vault pending arrival of the representative, or a decision to proceed or otherwise, in writing, from the Customer.

2.2                               The net weight of the Material shall be determined by removing the Material from the packing and individually weighing each Dore bar on a Class II balance having a tolerance of +/-1 (one) gram.

In the case of a difference greater than 0.2% of the net weight of any Dore bar as stated in the Commercial Invoice between the net weight of such Dore bar as stated in the Commercial Invoice and as determined by the Refiner, such Dore bar will be held in a secure vault pending advice from the Customer to proceed or otherwise, in writing.

3.                                      Melting

3.1                               Melts of up to 3,000 ounces troy will be covered with charcoal/borax to prevent oxidation and raised to a temperature of 100oC above the melt point of the material.

3.2                               When the melt is completely molten and has been allowed to stir vigorously by the induced current, the flux cover will be removed and reserved.

3.3                               Pin samples will be taken from the molten mass, by use of a vacuum tube, as follows:

2                                         samples for the Refiner to analyse,

2                                         samples to be held by the Refiner in case of a reserve analysis or recourse to an independent third party, and

1                                         sample for the Customer or its representative.

3.4                               The agreed net weight will be arrived at by adding the weight of the after melt bars together with any samples retained by the Refiner.  This will be the final after melt weight.  Any samples that the Customer or its representative takes will not constitute payable settlement weight.

4.                                                                                      Slag Sampling

The slags and pot scrapings will be remelted and any grain bars produced during this operation will be weighed and added to the final after melt weight.  Any grain bars weighing in excess of 5 troy ounces will be assayed separately.  All slags will be kept until agreement of assays and then disposed of.

5.                                                                                      Assaying and Settlement Procedure

Assaying will be by the classical fire assay method.

5.1                               The Refiner and the Customer will exchange assays by registered mail, on a date agreed in advance.  The day after the date on which the Parties have agreed to make the exchange, the Refiner and the Customer will exchange said assays by e-mail, telephone or fax.

The splitting limit for gold shall be 0.05%

The splitting limit for silver shall be 0.20%.

If the assay results exchanged are within the splitting limits described, the arithmetic mean of the results will be the settlement assay

If the exchange assays are outside the splitting limits and agreement cannot be reached, either Party may request umpire analysis by one of the independent assayers listed in Appendix 2 to this Agreement.  The independent assayers shall act as an expert and not an arbitrator.  The Party whose assay is closer to the umpire shall be the final assay.  The cost of the umpire assay shall be borne by the Party whose assay is further from the umpire assay.

In the event that the umpire assay equals the arithmetic mean of the assays, the umpire assay shall be the final assay and the cost of such umpire assay shall be borne equally by the Parties.

Appendix 2

Independent Samplers and Assayers Acceptable to the Parties

Alfred H. Knight Int’l Ltd.

Eccleston Grange

Prescott Road

St. Helens

Merseyside WA10 3BQ England

Tel:  +44 1744 733757

Fax:  +44 1744 27062

Alfred H. Knight North America Ltd.

130 Tradd Street

Spartanburg, SC 29304

Tel: 864 595 1903

Fax: 864 595 1627

Alex Stewart (Assayers) Ltd

314 Route 22 West, Suite C

Greenbrook, NJ, 08812

Tel:         732 529 4408

Fax:        732 529 4411

Ledoux & Company

359 Alfred Avenue

Teaneck, NJ, 07666

Tel: 201 837 7160

Fax: 201 837 1235

Umpire & Control Services

359 Alfred Avenue

Teaneck, NJ, 07666

Tel: 201 837 7160

Fax: 201 837 1235

Certificate of Compliance

with

Conflict Minerals and Patriot Act Anti Money-Laundering Regulations

Customer certifies:

i)                      that all the Material delivered under this contract has been mined from the El Gallo Mine owned and operated by Customer, its affiliates and/or subsidiaries;

ii)                     that none of the funds generated from the sale of its production are used either directly or indirectly to:

                                        a) support any forms of conflict or human rights abuses, and

                                        b) finance  illegal activities of any sort;

iii)                    that, in the event the region from which the Material is produced, or through which the Material is transported, is defined as a conflict-affected or high-risk area by an LBMA-accepted authority, the Customer will immediately adopt and commit to a supply chain policy for identifying and managing risks for gold potentially from conflict-affected and high-risk areas as outlined in the OECD Due Diligence Guidance for Minerals from Conflict-Affected and High-Risk Areas and the associated Supplement on Gold.

For:	McEwen Mining Inc

	/s/ Perry Ing	December 18, 2013
Date:

Chief Financial Officer
Title:

	/s/ Nils Engelstad	December 18, 2013
Witnessed by:		Date:

VP General Counsel & Secretary
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